Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Loren K. Jensen
Chief Financial Officer
TUESDAY MORNING
CORPORATION
972/934-7299

Laurey Peat
LAUREY PEAT + ASSOCIATES
214/871-8787

TUESDAY MORNING CORPORATION

ANNOUNCES RECORD SALES RESULTS

Fourth Quarter Comparable Store Sales Gain of 3.2% Drives Record Sales of $321.0 Million for Fourth Quarter; $822.6 Million for Fiscal 2003

DALLAS, TX – January 8, 2004 — Tuesday Morning Corporation (NASDAQ: TUES) today reported that net sales for its fourth quarter ended December 31, 2003 were a record $321.0 million, up 14.7% from $279.8 million in the corresponding period the prior year.   For the fiscal year ended December 31, 2003 sales increased 12.9% to a record $822.6 million compared to $728.8 million in 2002.

Comparable store sales were up 3.2% for the fourth quarter of 2003, and were up 2.9% for the fiscal year 2003.

“We finished 2003 with a solid fourth quarter comparable store sales gain culminating a year of record sales for the company,” stated Kathleen Mason, President and Chief Executive Officer.

“Due to improved merchandise planning and sell-through rates we will close the year with very clean inventory levels, and are already stocking new product in anticipation of the first selling event of the new year.  Our balance sheet has been strengthened by the previously announced early repayment of our senior subordinated notes in late December.  I am pleased to report that we were completely debt free at year-end.”

Based on the fourth quarter sales results, the Company currently expects earnings in the fourth quarter, including a $0.06 per diluted share charge associated with the early redemption of senior subordinated notes in December 2003, to be between $0.82 and $0.83 per diluted share.  Excluding the impact of the debt repayment, diluted earnings per share are expected to be between $0.88 and $0.89 for the fourth quarter of 2003.  Diluted earnings per share were $0.75 for the fourth quarter of 2002.

For the fiscal year of 2003, the Company currently expects earnings to be between $1.27 and $1.28 per diluted share, including a $0.06 per diluted share charge associated with the debt redemption discussed above.  Excluding the impact of the debt repayment, diluted earnings per share are expected to be between $1.33 and $1.34 for the calendar year of 2003.  Diluted earnings per share were $1.07 for fiscal 2002. Earnings for the fourth quarter and fiscal year 2003 will be announced on February 24, 2004.

About Tuesday Morning

Tuesday Morning is the leading closeout retailer of upscale, decorative home accessories and famous-maker gifts in the United States. The Company opened its first store in 1974 and currently operates 577 stores in 42 states during periodic “sale events.” Tuesday Morning is nationally known for bringing its more than 6.7 million loyal customers a treasure hunt of high-end, first quality, brand name merchandise at prices 50% to 80% below department and specialty stores and catalogues.

This press release contains forward-looking statements, within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, estimates and projections.  Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements.  Such risks and uncertainties include: the success of new store openings, competitive factors, access to merchandise and unanticipated changes in consumer demand and economic trends, as well as other risks detailed in the company’s filings with the Securities and Exchange Commission, including the Company’s Registration Statement on Form S-3 and Annual Report on Form 10-K for the period ending December 31, 2002.

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